                                                                  EXHIBIT 3.1

    STATE OF DELAWARE
    SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/14/1996
    960332597 - 2452007






                               CERTIFICATE OF AMENDMENT
                                          OF
                           THE CERTIFICATE OF INCORPORATION
                                          OF
                               ELECTROPHARMACOLOGY, INC

                   ------------------------------------------------
                     Adopted in accordance with the provisions
                      of Section 242 of the General Corporation
                             Law of the State of Delaware
                   ------------------------------------------------



         I, Joseph Mooibroek, Chairman and Chief Executive Officer, of Electropharmacology, Inc. a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

         FIRST, that the Certificate of Incorporation of the Corporation be amended as follows:

         By striking out the whole first paragraph of ARTICLE FOURTH, as it now exists and inserting instead a new first paragraph of ARTICLE FOURTH, reading in its entirety as follows:

         "FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, of which Thirty Million (30,000,000) shares shall be Common Stock, par value $.01 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $.01 per share."

         SECOND, that such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and by the vote of the holders of not less than a majority of each class of outstanding stock of the Corporation entitled to vote thereon and that written notice had been given to all stockholders, all in accordance with the provisions of Sections 242 and 222 of the General Corporation law of the State of Delaware.

         IN WITNESS WHEREOF, I have signed this certificate this 14th day of November, 1996.



                                            /s/ JOSEPH MOOIBROEK
                                            -------------------------------
                                            Joseph Mooibroek

    STATE OF DELAWARE
    SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 11/13/1995
    950262266 - 2452007




                            CERTIFICATE OF DESIGNATIONS OF
                                 SERIES A CONVERTIBLE
                                  PREFERRED STOCK OF
                              ELECTROPHARMACOLOGY, INC.



                   ------------------------------------------------
                               Pursuant to Section 151
                               of the Delaware General
                                   Corporation Law
                   ------------------------------------------------




    The undersigned duly authorized officer of ELECTROPHARMACOLOGY, INC., a corporation organized and existing under the General Corporation Law of the state of Delaware (the "GCL"), in accordance with and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

    That pursuant to the authority conferred upon the Board of Directors (the "Board of Directors") by the Certificate of Incorporation (the "Certificate of Incorporation") of ELECTROPHARMACOLOGY, INC. (including any successor thereof, the "Corporation"), the Board of Directors on the date hereof approved the creation, issuance and voting powers of a new series of authorized but unissued shares of the Corporation's preferred stock, par value $.01 per share, consisting of up to 421,950 shares of preferred stock, designated as the Series A Convertible Preferred Stock, with the Board of Directors fixing the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or exchange of such shares for, shares of any other class or classes of stock of the Corporation and that the Board of Directors duly adopted the following resolution creating the series of Series A Convertible Preferred Stock:

    RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation and Section 151 of GCL, the issuance of a series of preferred stock be, and the same hereby is, authorized, and the Board of Directors hereby fixes the powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof as follows:

    A. DESIGNATION AND AMOUNT. The designation of the series of preferred stock authorized by this resolution shall be "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 421,950 with a par value of $.01 per share. Such series is referred to herein as "Series A Preferred Stock."

    B. RANKING. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank senior to all other equity Securities of the Corporation, including the Common Stock, par value $.01 per share ("Common Stock"), of the Corporation and any other series or class of the Corporation's preferred or common stock, now or hereafter authorized (collectively, "Junior Stock").

    C. DIVIDENDS AND DISTRIBUTIONS. Except as may be declared by the Board of Directors, out of funds legally available therefor, from time to time, the Corporation shall not have any obligation to pay dividends on shares of Series A Preferred Stock.

    D. VOTING RIGHTS. In addition to any other voting rights provided by law, shares of Series A Preferred Stock shall have the following voting rights:

         (1) Except as otherwise required by applicable law and without limiting the provisions of Paragraph D(2) below, each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at each special and annual meeting of stockholders, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of Common Stock and with holders of all other shares entitled to vote thereon. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast assuming that such shares of Series A Preferred Stock had been converted, on the record date for determining the stockholders of the Corporation eligible to vote on any such matters, into the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible as provided in Paragraph G below.

         (2) Unless the consent or approval of a greater number of shares shall then be required by law and except as provided in Paragraph D(3) below, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, in person or by proxy, shall be necessary to:

              (a) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock ranking senior to the Series A Preferred Stock with respect to dividends, distributions in liquidation or any other preference, right or power ("Senior Stock") or ranking on a parity with the Series A Preferred Stock with respect to dividends, distributions in liquidation, or any other preference, right or power ("Parity Stock") or any additional shares of Series A Preferred Stock;

              (b) authorize, adopt or approve each amendment to the Certificate of Incorporation, Bylaws of the Corporation or this resolution that would increase or decrease the par value of the shares of Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be Senior Stock or Parity Stock;

              (c) amend, alter or repeal the Certificate of Incorporation, Bylaws of the Corporation or this resolution, or enter into any agreement or other arrangement, so as to affect the shares of Series A Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the Corporation;

              (d) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock;

              (e) directly or indirectly, issue, assume, incur or guarantee any indebtedness for borrowed money or create, assume or suffer to exist any mortgage, encumbrance or other lien on any property or assets of the Corporation, other than (i) unsecured indebtedness to a bank or other institutional lender, (ii) business expenses and current trade accounts payable or accrued by the Corporation in the ordinary course of business, provided the same shall be paid in the ordinary course of business, (iii) indebtedness and related purchase money liens incurred in the purchase of equipment, provided that any such lien shall attach concurrently with the acquisition of such equipment, shall not encumber any other property of the Corporation and shall not exceed the purchase price of such equipment; (iv) liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not yet due and payable; (v) liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without penalty or that are being contested in good faith and with due diligence by appropriate proceedings and with respect to which adequate reserves have been set aside, and (vi) indebtedness to a bank secured solely by inventory and equipment up to a maximum of $5,000,000.

              (f) amend or alter the Certificate of Incorporation and Bylaws of the Corporation, or take any other action to change any right, privilege or obligation of the Board of Directors, including, without limitation, the size of the Board, the terms of the directors, and the quorum and voting requirements of the Board;

              (g) authorize the merger or consolidation of the Corporation with or into, or the sale. transfer or other disposition of all or any substantial part of the assets of the Corporation to, any other person or entity, or the consummation of any transaction with a person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Corporation (other than transactions between the Corporation and a wholly-owned subsidiary of the Corporation), or any material changes to the Corporation's business plan, dated November, 1995, a copy of which has been provided to the holders of Series A Preferred Stock; or

              (h) declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other Junior Stock, or permit any subsidiary of the Corporation, or cause any other person or entity, to make any distribution with respect to or purchase or otherwise acquire for consideration, any shares of capital stock of the Corporation unless the Corporation could, pursuant to this paragraph, make such distributions or purchase or otherwise acquire such shares at such time and in such manner.

         (3) Upon the first to occur of (a) the average closing sale price per share of the Common Stock for any one hundred eighty (180) consecutive trading days equals or exceeds $10.00 per share and the average trading volume for such period equals or exceeds 100,000 shares per day or (b) earnings before interest and taxes of the Corporation, computed in accordance with generally accepted accounting principles consistently applied, for any four consecutive quarters equals or exceeds $3,500,000, then the consent or approval of the shares of Series A Preferred Stock shall not be required to approve the matters described in Paragraph (2)(e).

    E. REDEMPTION. The Corporation shall not have any right or obligation to redeem any shares of Series A Preferred Stock.

    F.   LIQUIDATION, DISSOLUTION OR WINDING UP.

         (1) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to $4.74 per share (the "Liquidation Preference"), plus an amount equal to all declared and unpaid dividends, if any, with respect to each share of Series A Preferred Stock.

         (2) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in fu11 to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

         (3) Neither the consolidation or merger of the Corporation with or into any person or entity nor the sale or other distribution to another person or entity of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Paragraph F.

    G.   CONVERSION.

         (1) STOCKHOLDERS' RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price. The "Conversion Price" shall mean, with respect to each share of Series A Preferred Stock, $4.74 subject to adjustment pursuant to Paragraph G(4) below.

         (2) AUTOMATIC CONVERSION. On the fifth anniversary of the Issue Date, each share of Series A Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Price.

         (3) NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION. The number of shares of Common Stock to be issued upon conversion of shares of Series A Preferred Stock, pursuant to Paragraphs G(1) or G(2) above, shall be equal to the product of (X) and (Y), where (X) is a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price and (Y) is the number of shares of Series A Preferred Stock to be converted.

         (4) ANTIDILUTION ADJUSTMENTS. The Conversion Price and the securities or other property issuable upon conversion of the Series A Preferred Stock shall be adjusted from time to time in certain cases as follows:

              (a) ADJUSTMENT FOR RECAPITALIZATION. If the Corporation shall, at any time or from time to time, subdivide its outstanding shares of Common Stock (or other securities at the time receivable upon the conversion of shares of Series A Preferred Stock) by recapitalization, reclassification or split-up thereof, or if the Corporation shall declare a stock dividend or distribute shares of Common Stock to its stockholders, the Conversion Price shall be proportionately decreased so that each share of Series A Preferred Stock upon conversion after such event shall be entitled to receive the aggregate number of shares of Common Stock (or other securities) which, if such share had been converted immediately prior to such event, such share would have been entitled to receive by virtue of such recapitalization, reclassification, stock dividend or distribution. If the Corporation shall, at any time or from time to time, combine the outstanding shares of Common Stock by recapitalization, reclassification or combination thereof, the Conversion Price shall be proportionately increased so that each share of Series A Preferred Stock upon conversion after such event shall be entitled to receive the aggregate number of shares of Common Stock (or other securities) which, if such share had been converted immediately prior to such event such share, would have been entitled to receive by virtue of such recapitalization, reclassification, or combination. Any such adjustments pursuant to this paragraph shall be effective at the close of business on the effective date of such subdivision or combination or if any adjustment is the result of a stock dividend or distribution then the effective date for such adjustment based thereon shall be the record date therefor. Such adjustment shall be made successively whenever any event listed above shall occur.

              (b) ADJUSTMENT FOR ISSUANCE OF COMMON STOCK OR RIGHTS TO PURCHASE COMMON STOCK BELOW CURRENT MARKET VALUE OR DILUTION PRICE. If the Corporation shall, at any time or from time to time, directly or indirectly, sell or issue shares of Common

    Stock or rights, options, warrants or convertible or exchange securities containing the right to purchase shares of Common Stock (collectively, "Rights") at a price per share of Common Stock (determined in the case of Rights, by dividing (i) the total consideration received or receivable by the Corporation in consideration of the sale or issuance of such Rights, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (ii) the total number of shares of Common Stock covered by such Rights) lower than the Current Market Value (as defined below) per share of Common Stock on the date of such sale or issuance or $2.375 per share (the "Dilution Price" and the greater of the Current Market Value per share on any date and the Dilution Price is referred to herein as the "Applicable Price"), then the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus (y) the number of shares of Common Stock which the aggregate consideration received for such sale or issuance would purchase at the Applicable Price per share of Common Stock on such date and the denominator of which shall be the total number of shares of Common Stock outstanding after such sale or issuance. For purposes of such adjustments, the shares of Common Stock issuable upon exercise, conversion or exchange of any such Rights shall be deemed to be issued and outstanding as of the date of such sale or issuance and the consideration "received" by the Corporation therefor shall be deemed to be the consideration actually received or receivable by the Corporation for such Rights, plus the consideration stated in such Rights to be payable to the Corporation for the shares of Common Stock covered thereby. If the Corporation shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" received or receivable by or payable to the Corporation for the purposes of this paragraph, the fair value of such property shall be determined in good faith by the Board of Directors. The determination of whether any adjustment is required under this paragraph, by virtue of the sale or issuance of any Rights, and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon exercise, conversion or exchange of such Rights. In the event that any such Rights expire unexercised, the Conversion Price shall be readjusted as if such Rights had never been issued. For purposes of calculating the Current Market Value per share of Common Stock under this Paragraph, such price may include a discount which is determined in good faith by the Board of Directors to be reasonable and necessary in connection with such sale or issuance of Common Stock or Rights; provided that such discount shall not exceed thirty percent (30%).

              (c) ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In the event of any reorganization of the Corporation (or any other corporation, the securities of which are at the time receivable on the conversion of shares of Series A Preferred Stock) or in the event the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, each share of Series A Preferred Stock upon conversion thereof at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the conversion of such share prior to such consummation, the securities or property to which such share would have been entitled upon such consummation if such share had been converted immediately prior thereto. In any such event, the terms of this resolution (including the provisions relating to adjustments to the Conversion Price) shall be applicable to the securities or property receivable upon the conversion of shares of Series A Preferred Stock after such consummation.

              (d) NO DILUTION. The Corporation will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this resolution, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the shares of Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, while shares of Series A Preferred Stock are outstanding, the Corporation will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue and sell fully paid and non-assessable shares of capital stock upon the conversion of such shares.

              (e) CERTIFICATE AS TO ADJUSTMENTS. In the event of an adjustment in the Conversion Price or the securities or other property issuable upon conversion of the Series A Preferred Stock, the Corporation at its expense will promptly compute such adjustment in accordance with the terms of this resolution and prepare a certificate executed by an executive officer of the Corporation setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation will forthwith mail a copy of each such certificate to all holders of Series A Preferred Stock.

         (5)  NOTICES OF CERTAIN EVENTS. In the event:

              (a) the Corporation shall take a record of the holders of its Common Stock (or other securities at the time receivable upon the conversion of shares of Series A Preferred Stock) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; or

              (b) of any capital reorganization of the Corporation, any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation, or any conveyance of all or any substantial part of the assets of the Corporation to another corporation; or

              (c) of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

    then, and in each such case, the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution. liquidation or winding up is to take place, and the time, if any, is to be fixed, as to which the holders of record of Common Stock (or such other securities at the time receivable upon the conversion of shares of Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding up. Such notice shall be mailed at least 20 days prior to the date therein specified and shares of Series A Preferred Stock may be converted prior to said date.

         (6) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the conversion shares of Series A Preferred Stock, but the Corporation shall pay therefor an amount equal to the Current Market Value of such fractional share of Common Stock in lieu of each fraction of a share otherwise called for upon conversion of such shares. For purposes of this Declaration, the "Current Market Value" of a share of Common Stock on any date shall be determined as follows:

              (a) If the Common Stock is listed on a National Securities Exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ system, the Current Market Value shall be the average closing sale price per share of the Common Stock on such exchange or system for the ten (10) consecutive trading days commencing fifteen (15) trading days before the date in question as reported (absent manifest error in the printing thereof) by the Wall Street Journal (Eastern Edition); or

              (b) If the Common Stock is not so listed or admitted to unlisted trading privileges; the Current Market Value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last trading day prior to the date in question; or

              (c) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Market Value shall be the fair market value as determined in good faith by a committee of disinterested members of the Board of Directors based on a written opinion of an independent investment banking firm of nationally recognized stature.

         (7) MECHANICS OF CONVERSION. The option to convert shall be excised by surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Common Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the person or entity in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such person.

         (8) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

         (9) NO CONVERSION CHARGE OR TAX. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

    H.   CERTAIN REMEDIES. Any registered holder of shares of Series A
Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this resolution and to enforce specifically the terms and provisions of this resolution in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

    I.   CERTAIN INFORMATION.

         (1) FINANCIAL INFORMATION. Within 20 days of the end of each month, the Corporation shall deliver to the holders of Series A Preferred Stock the unaudited financial statements of the Corporation and its subsidiaries for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, certified by the chief financial officer of the Corporation as presenting fairly the financial condition as of such date and for such period in conformity with generally accepted accounting principles consistently applied, together with a certificate of such officer stating that there has not occurred any material adverse change in the business, affairs, operations, conditions or prospects of the Corporation.

         (2) OTHER INFORMATION. Within five (5) days of obtaining knowledge of the events described below, the Corporation shall give written notice to the holders of Series A Preferred Stock:

              (a) of any material default or event of default under any material agreement, contract or undertaking to which the Corporation is bound;

              (b) of any material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Corporation and any governmental entity or third party;

              (c) of any material non-compliance by the Corporation with any law, rule or regulation applicable to or binding upon the Corporation or any of its properties or operations; or

              (d) of any other matter that has resulted in or could reasonably be expected to result in a material adverse change in the business, affairs, operations, conditions or prospects of the Corporation.

Each notice pursuant to this section shall be accompanied by a certificate of the chief financial officer of the Corporation setting forth details of the occurrence referred to therein and stating what action the Corporation proposes to take with respect thereto.

         (3) CONFIDENTIALITY. In the event that any information provided to the holders of Series A Preferred Stock is material non-public information, the holders of Series A Preferred Stock shall keep such information confidential, until such time as such information becomes generally known or available to the Public.

    IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation on this 10 day of November, 1995.

                             ELECTROPHARMACOLOGY, INC.



ATTEST:                                     By: /s/ David Saloff
                                               ---------------------------------
                                               David Saloff, Chief Executive
                                               Officer and Chairman of the Board


/s/ Walter L. Wasserman
-------------------------------
Walter L. Wasserman,
Assistant Secretary                         [CORPORATE SEAL]

[JHI HERRICK-GENERAL]020A
10561-67533

                                                             STATE OF DELAWARE
                                                            SECRETARY Of STATE
                                                      DIVISION Of CORPORATIONS
                                                     FILED 09:00 AM 12/23/1994
                                                           944254864 - 2452007

                                CERTIFICATE OF MERGER

                                          OF

                        MAGNETIC RESONANCE THERAPEUTICS, INC.
                              (a California corporation)

                                         INTO

                              ELECTROPHARMACOLOGY, INC.
                               (a Delaware corporation)

                            Pursuant to Section 252(c) of
                             the General Corporation Law


    Electropharmacology, Inc., a Delaware corporation, desiring to merge Magnetic Resonance Therapeutics, Inc., a California corporation, pursuant to the provisions of Section 252(c) of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    FIRST:    The names and states of incorporation of each constituent
corporation are:

    NAME                               STATE OF INCORPORATION
    ----                               ----------------------

ElectroPharmacology, Inc.                      Delaware

Magnetic Resonance Therapeutics, Inc.          California

    SECOND:   An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Magnetic Resonance Therapeutics, Inc. in accordance with Section 252(c) of the General Corporation Law and approved, adopted, certified, executed and acknowledged by Electropharmacology, Inc. in accordance with the second sentence of Section 251(f) of the General Corporation Law (there being no shares of stock of such corporation issued prior to the adoption by the Board of

Directors of the resolution approving the Agreement and Plan of Merger).

    THIRD:    The name of the surviving corporation is Electropharmacology,
Inc., which will continue its existence under the name Electropharmacology, Inc. upon the effective date of the merger pursuant to the provisions of the General Corporation Law.

    FOURTH:   The Certificate of Incorporation of Electropharmacology, Inc.
shall be the Certificate of Incorporation of the surviving corporation.

    FIFTH:    An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, 2301 N.W. 33rd Court, Suite 102, Pompano Beach, Florida 33069, and a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.

    SIXTH:    Magnetic Resonance Therapeutics, Inc. has authorized capital stock of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock.

    IN WITNESS WHEREOF, Electropharmacology, Inc. has caused this Certificate to be executed by its President thereunto duly authorized this 14th day of December, 1994

                                  ELECTROPHARMACOLOGY, INC
                                  (a Delaware Corporation)


                                  By: /s/ David Saloff
                                     ---------------------------
                                       David Saloff, President

                                                                 PAGE 1
                                  STATE OF DELAWARE

                           OFFICE OF THE SECRETARY OF STATE

                           --------------------------------



    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ELECTROPHARMACOLOGY, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF DECEMBER, A.D. 1994, AT 9 O'CLOCK A.M.



                                            /s/  EDWARD J. FREEL
                                            -----------------------------------
                                            Edward J. Freel, Secretary of State





2452007  8100       [SEAL]                 AUTHENTICATION:     8370973

971081527                                       DATE:          03-13-97

                                                              STATE OF DELAWARE
                                                             SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 09:00 AM 12/09/1994
                                                            944239718 - 2452007



                             CERTIFICATE OF INCORPORATION

                                          OF

                              ELECTROPHARMACOLOGY, INC.

    FIRST:    The name of the Corporation is: ELECTROPHARMACOLOGY, INC.

    SECOND:   The address of the Corporation's registered office In the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19904. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the General Corporation Law of the State of Delaware.

    FOURTH:   The total number of shares of capital stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, of which ten million (10,000,000) shares shall be Common Stock, par value $.01 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.01 per share.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

         (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

         (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

         (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

         (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

         (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

         (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

         (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

         (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

         (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

         (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

    The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

         FIFTH:    The name and address of the sole incorporator is as follows:

         NAME                     ADDRESS

    Ralph D. Mosley, Jr.     405 Lexington Avenue
                             New York, New York 10174


         SIXTH:    Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

         SEVENTH: The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

         EIGHTH:   The Board of Directors shall have the power at any time,
and from time to time, to adopt, amend and repeal any and all By-Laws of the Corporation.

         NINTH:    All persons who the Corporation is empowered to indemnify
pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

    TENTH:    No director of the Corporation shall be personally liable to the
Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or amendment of this Article TENTH shall adversely affect any rights of any person pursuant to this Article TENTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

    The undersigned incorporator hereby affirms that the statements made herein are true under penalties of perjury, and is hereby executing this Certificate of Incorporation this 9th day of December, 1994.





                                            /s/ Ralph D. Mosley, Jr.   (L.S.)
                                            -----------------------------------
                                            Ralph D. Mosley, Jr.